Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES EXPIRATION AND RESULTS OF CASH TENDER OFFER FOR 8.625% SENIOR NOTES DUE 2018

HOUSTON, April 23, 2015 - Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) today announced that its previously announced tender offer to purchase for cash any and all of its outstanding 8.625% Senior Notes due 2018 (CUSIP/ISIN: 144577 AC7 / US144577AC70) and any related guarantees expired at 5:00 p.m. New York City time today. As reported by the depositary, at the expiration time, holders had validly tendered and not validly withdrawn in the tender offer $264,082,000 aggregate principal amount of the notes, representing approximately 44% of the outstanding aggregate principal amount of the notes, which excludes $1,147,000 aggregate principal amount of notes that remain subject to the guaranteed delivery procedures.

Upon the terms and subject to the conditions specified in the Offer to Purchase dated April 14, 2015, Carrizo expects to accept for purchase, and pay for, all notes validly tendered and, in each case, not validly withdrawn in the tender offer and expects to make payment for the notes, including notes delivered in accordance with the guaranteed delivery procedures, on April 28, 2015.

Carrizo executed this tender offer along with the previously announced issuance of new senior notes, which is expected to close on April 28, 2015. The purpose of the tender offer is to retire Carrizo’s outstanding 8.625% Senior Notes due 2018.

Carrizo retained RBC Capital Markets, LLC to serve as the Dealer Manager for the tender offer. RBC Capital Markets, LLC may be contacted at (877) 381-2099 (toll free) for banks and brokers or (212) 618-7822 (collect).

Carrizo also retained Wells Fargo Bank, N.A., to serve as the Depositary and D.F. King & Co., Inc. to serve as the Information Agent for the tender offer.

The tender offer was made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc. by telephone at (800) 581-3783 (toll free) or for banks and brokers at (212) 269-5550 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/carrizo.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Carrizo’s current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.